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July 20, 2001,


U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

        Re:  DENMANS.com Inc.

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated July 20, 2001, of DENMANS.com Inc., which we understand will be filed with the Commission, and are in agreement with the statements contained in the second paragraph of that report. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,



ERNST & YOUNG LLP,
Chartered Accountants